This pricing supplement, which is not complete and may be changed, relates to an effective Registration Statement under the Securities Act of 1933. This pricing supplement and the accompanying prospectus supplement and prospectus are not an offer to sell these notes in any country or jurisdiction where such an offer would not be permitted.

Preliminary Pricing Supplement - Subject to Completion (To Prospectus dated December 30, 2022 and Series A Prospectus Supplement dated December 30, 2022) September 20, 2023	Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-268718 and 333-268718-01
BofA Finance LLC

8.00% Daily Range Accrual Notes Linked to the Difference Between the 10-Year U.S. Dollar SOFR ICE Swap Rate® and the 2-Year U.S. Dollar SOFR ICE Swap Rate®, due October 11, 2024

Fully and Unconditionally Guaranteed by Bank of America Corporation

●	The CUSIP number for the notes is 09709T7F2.
●	The notes are unsecured senior notes issued by BofA Finance LLC (“BofA Finance”), a consolidated finance subsidiary of Bank of America Corporation (“BAC” or the “Guarantor”), the payment of which is fully and unconditionally guaranteed by the Guarantor. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of BofA Finance, as issuer of the notes, and the credit risk of BAC, as guarantor of the notes.
●	The notes are expected to price on October 2, 2023 (the “pricing date”). The notes are expected to mature on October 11, 2024.
●	The notes are designed for investors who wish to receive quarterly interest income where, as described below, the amount of such interest will depend on the Spread Differential (as defined below).
●	Interest will be paid quarterly, in arrears, on January 4, 2024, April 4, 2024, July 4, 2024, and with the final interest payment occurring on the maturity date.
●	For each quarterly interest period, interest will accrue at a variable rate per annum equal to the product of:
(a)	the Base Rate of 8.00%; and
(b)	N/D; where,

“N” = the number of U.S. government securities business days (subject to the Observation Cut-Off Date convention, as defined in "Summary" herein) in the applicable interest period on which the difference between the U.S. Dollar SOFR ICE Swap Rate® for a tenor of 10 years (the “10y SOFR ICE Swap Rate”) and the U.S. Dollar SOFR ICE Swap Rate® for a tenor of 2 years (the “2y SOFR ICE Swap Rate”), on the applicable U.S. government securities business day, expressed as a percentage (such amount, which may be negative, the “Spread Differential”) is less than or equal to the Accrual Barrier (as defined below); and

“D” = the total number of U.S. government securities business days in the applicable interest period.

In no event will the interest rate applicable to any interest period be greater than 8.00% per annum or less than 0.00% per annum.

●	The U.S. Dollar SOFR ICE Swap Rate® for all available tenors was launched by ICE Benchmark Administration Limited (“IBA”) for use as a benchmark on November 8, 2021. The rate and other information about this benchmark that is publicly available is limited. For additional information about the U.S. Dollar SOFR ICE Swap Rate® and the determination of interest on the notes, see the discussion beginning on page PS-17 under the heading “U.S. Dollar SOFR ICE Swap Rate® and its Methodology.”
●	We will not have the option to redeem the notes prior to maturity.
●	At maturity, you will receive a cash payment equal to the principal amount of the notes, plus any accrued but unpaid interest.
●	The “Accrual Barrier” will be between [-0.50% and -0.60%]. The actual Accrual Barrier will be determined on the pricing date.
●	The notes will not be listed on any securities exchange.
●	The notes will be issued in denominations of $1,000 and whole multiples of $1,000.
●	The initial estimated value of the notes will be less than the public offering price. The initial estimated value of the notes as of the pricing date is expected to be between $960.00 and $980.00 per $1,000 in principal amount. See “Summary” beginning on page PS-4 of this pricing supplement, “Risk Factors” beginning on page PS-9 of this pricing supplement and “Structuring the Notes” on page PS-22 of this pricing supplement for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.

There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. Potential purchasers of the notes should consider the information in “Risk Factors” beginning on page PS-6 of this pricing supplement, page S-6 of the accompanying prospectus supplement, and page 7 of the accompanying prospectus. Certain risks relating to the 2y SOFR ICE Swap Rate and the 10y SOFR ICE Swap Rate and the interest rate on the notes are discussed under the heading “Risk Factors – Risks Related to the 2y SOFR ICE Swap Rate and the 10y SOFR ICE Swap Rate” beginning on page PS-9 of this pricing supplement.

The notes and the related guarantee:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value
	Per Note	Total
Public Offering Price(1)	$1,000.00	$
Underwriting Discount(1)(2)(3)	$10.00	$
Proceeds (before expenses) to BofA Finance(3)	$990.00	$

(1) Certain dealers who purchase notes for sale to certain fee-based advisory accounts may forgo some or all of their selling concessions, fees or commissions. The price to public for investors purchasing the notes in these accounts may be as low as $990.00 (99.00%) per $1,000 in principal amount of the notes. See “Supplemental Plan of Distribution; Role of BofAS and Conflicts of Interest” in this pricing supplement.

(2) We or one of our affiliates may pay varying selling concessions of up to 1.00% in connection with the distribution of the notes to other registered broker-dealers.

(3) The underwriting discount per $1,000 in principal amount of the notes may be as high as $10.00, resulting in proceeds, before expenses, to BofA Finance of as low as $990.00 per $1,000 in principal amount of the notes.

The notes and the related guarantee of the notes by the Guarantor are unsecured and are not savings accounts, deposits, or other obligations of a bank. The notes are not guaranteed by Bank of America, N.A. or any other bank, are not insured by the Federal Deposit Insurance Corporation (the “FDIC”) or any other governmental agency. Potential purchasers of the notes should consider the information discussed in “Risk Factors” beginning on page PS-9 of this pricing supplement, page S-6 of the accompanying prospectus supplement, and page 7 of the accompanying prospectus. None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these notes or the guarantee, or passed upon the adequacy or accuracy of this pricing supplement, or the accompanying prospectus supplement or prospectus. Any representation to the contrary is a criminal offense.

We will deliver the notes in book-entry form only through The Depository Trust Company on or about October 4, 2023 against payment in immediately available funds.

Prospectus Supplement and Prospectus dated December 30, 2022

BofA Securities

Selling Agent

EXPLANATORY NOTES

The U.S. Dollar SOFR ICE Swap Rate® is administered by ICE Benchmark Administration Limited (“IBA”). Disclosure in this pricing supplement regarding the U.S. Dollar SOFR ICE Swap Rate® and IBA is based on information publicly available on IBA’s website at https://www.theice.com/iba/ice-swap-rate (including any successor or replacement source, the “ICE Swap Rate® Website”). The foregoing Internet website address is an inactive textual reference only, and neither the ICE Swap Rate® Website, other pages on IBA’s website to which the ICE Swap Rate® Website may contain hyperlinks, nor any of the information or materials available thereon, are incorporated by reference into this pricing supplement. In addition, the historical rate information set forth in the section “U.S. Dollar SOFR ICE Swap Rate® And Its Methodology—Historical Levels of 10y SOFR ICE Swap Rate and 2y SOFR ICE Swap Rate” has been obtained from information available by paid subscription to the Bloomberg Professional Services service. Neither we nor the selling agent have independently verified the accuracy or completeness of any information publicly available on the ICE Swap Rate® Website with respect to the U.S. Dollar SOFR ICE Swap Rate® and IBA, or any historical rate information obtained from the Bloomberg Professional Services service, in connection with the offer and sale of the notes, and neither we nor they make any representation that such publicly available information is accurate or complete.

Capitalized or other defined terms used, but not defined, in this pricing supplement have the respective meanings as are given to them in the accompanying prospectus supplement or the accompanying prospectus, as applicable. Capitalized or other defined terms used and defined in this pricing supplement are sometimes defined after their first use without a reference such as “as defined in this pricing supplement.” Unless otherwise indicated or unless the context requires otherwise, all references in this pricing supplement to “we,” “us,” “our,” or similar references are to BofA Finance, and not to BAC (or any other affiliate of BofA Finance).

The above referenced prospectus and prospectus supplement may be accessed at the link set forth at the bottom of the cover page of this pricing supplement.

TABLE OF CONTENTS

Page
SUMMARY	pS-4
RISK FACTORS	pS-9
DESCRIPTION OF THE NOTES	pS-15
U.S. Dollar SOFR ICE Swap Rate® and its methodology	pS-17
SUPPLEMENTAL PLAN OF DISTRIBUTION; ROLE OF BOFAS and CONFLICTS OF INTEREST	pS-20
STRUCTURING THE NOTES	pS-22
U.S. FEDERAL INCOME TAX SUMMARY	pS-23

SUMMARY

The 8.00% Daily Range Accrual Notes Linked to the Difference Between the 10-Year U.S. Dollar SOFR ICE Swap Rate® and the 2-Year U.S. Dollar SOFR ICE Swap Rate®, due October 11, 2024 (the “notes”) are senior debt securities issued by BofA Finance, and the payment obligations of BofA Finance under the notes are fully and unconditionally guaranteed by BAC. The notes and the related guarantee are not guaranteed or insured by the FDIC or secured by collateral. The notes will rank equally in right of payment with all of our other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law. The related guarantee will rank equally in right of payment with all of BAC’s other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law, and senior to its subordinated obligations. Any payments due on the notes, including any repayment of the principal amount, will be subject to the credit risk of BofA Finance, as issuer, and BAC, as guarantor.

You should read carefully this entire pricing supplement, and the applicable information in, and incorporated by reference into, the accompanying prospectus supplement and prospectus, as applicable, to understand fully the terms of the notes, as well as the tax and other considerations important to you in making a decision about whether to invest in the notes. In particular, you should review carefully the section in this pricing supplement entitled “Risk Factors,” which highlights a number of risks of an investment in the notes, to determine whether an investment in the notes is appropriate for you. You should review carefully the section “Risk Factors— Risks Relating to U.S. Dollar SOFR ICE Swap Rate® Notes” beginning on page S-13 of the accompanying prospectus supplement which includes risks relating to the 2y SOFR ICE Swap Rate and 10y SOFR ICE Swap Rate. Information in this pricing supplement that is inconsistent with information in the accompanying prospectus supplement or prospectus will supersede such information in those documents. You are urged to consult with your own attorneys and business and tax advisors before making a decision to purchase any of the notes.

The information in this “Summary” section is qualified in its entirety by the more detailed explanation set forth elsewhere in this pricing supplement and the accompanying prospectus supplement and prospectus. We have not authorized anyone to provide any information other than that contained or incorporated by reference in this pricing supplement and the accompanying prospectus supplement and prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may provide. None of us, the Guarantor or any selling agent is making an offer to sell these notes in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this pricing supplement and the accompanying prospectus supplement and prospectus is accurate as of any date other than the date on the front of this pricing supplement or the accompanying prospectus supplement or prospectus, as applicable.

For each quarterly interest period, if, on any U.S. government securities business day during such interest period, the Spread Differential is less than or equal to the Accrual Barrier, then interest will accrue on that day at a rate of 8.00% per annum. Otherwise, no interest will accrue on that day. In addition to any accrued and unpaid interest, at maturity you will receive a cash payment equal to the principal amount of the notes.

Issuer:	BofA Finance LLC (“BofA Finance”)
Guarantor:	Bank of America Corporation (“BAC”)
Term:	Approximately 53 weeks
Pricing Date:	October 2, 2023
Issue Date:	October 4, 2023
Maturity Date:	October 11, 2024
Minimum Denominations:	$1,000 and multiples of $1,000 in excess of $1,000

10y SOFR ICE Swap Rate and 2y SOFR ICE Swap Rate:

“10y SOFR ICE Swap Rate” means the U.S. Dollar SOFR ICE Swap Rate® for a tenor of 10 years as of the applicable U.S. government securities business day. The Applicable Index (as defined on page S-28 of the accompanying prospectus supplement) is the “USISSO10 Index.”

“2y SOFR ICE Swap Rate” means the U.S. Dollar SOFR ICE Swap Rate® for a tenor of 2 years as of the applicable U.S. government securities business day. The Applicable Index is the “USISSO02 Index.”

For additional information about the 10y SOFR ICE Swap Rate and the 2y SOFR ICE Swap Rate, please see the section entitled “Description of the Notes—Floating-Rate Notes—U.S. Dollar SOFR ICE Swap Rate® Notes” beginning on page S-26 of the accompanying prospectus supplement.

Unavailability of the 10y SOFR ICE Swap Rate or 2y SOFR ICE Swap Rate:	If, on any U.S. government securities business day, the 10y SOFR ICE Swap Rate or the 2y SOFR ICE Swap Rate does not appear on the Designated SOFR Swap Rate Page at the U.S. Dollar SOFR ICE Swap Rate® Reference Time, or if we or the calculation agent (after consulting with us) determines that a U.S. Dollar SOFR ICE Swap Rate® Transition Event and related U.S. Dollar SOFR ICE Swap Rate® Replacement Date have occurred with respect to either such rate, then the 10y SOFR ICE Swap Rate or 2y SOFR ICE Swap Rate, as applicable, for such date will be determined as described under “Description of the Notes—Floating-Rate Notes—Effect of a U.S. Dollar SOFR ICE Swap Rate® Transition Event and Related U.S. Dollar SOFR ICE Swap Rate® Replacement Date” beginning on page S-41 of the accompanying prospectus supplement.
Interest Rates:

For each quarterly interest period, interest will accrue at a variable rate per annum equal to the product of:

(a)        Base Rate; and

(b)        N/D; where,

“N” = the number of U.S. government securities business days (subject to the Observation Cut-Off Date convention) in the applicable interest period on which the Spread Differential is less than or equal to the Accrual Barrier; and

“D” = the total number of U.S. government securities business days in the applicable interest period.

In no event will the interest rate applicable to any interest period be greater than 8.00% per annum or less than 0.00% per annum.

Base Rate:	8.00% per annum
Accrual Barrier:	Between [-0.50% and -0.60%]. The actual Accrual Barrier will be determined on the pricing date.
Redemption Amount:	At maturity, you will receive a cash payment equal to the principal amount of the notes, plus any accrued but unpaid interest.
Observation Cut-Off Date:	With respect to each applicable interest period, the “Observation Cut-Off Date” will be the fifth U.S. government securities business day prior to the interest payment date in respect of such interest period (or, in the case of the final interest period, the maturity date). The Spread Differential on any U.S. government securities business day in the period from, and including, the Observation Cut-Off Date to, but excluding, the interest payment date in respect of such interest period (or in the case of the final interest period, the maturity date) will be the Spread Differential on that fifth U.S. government securities business day prior to that quarterly interest payment date. See “Risk Factors— If the Spread Differential is above the Accrual Barrier on an Observation Cut-Off Date, no interest will accrue on the notes on each day from and including the Observation Cut-Off Date through the end of the applicable interest period.”
Interest Periods:	Each period from and including a quarterly interest payment date (or the issue date) to and excluding the immediately succeeding quarterly interest payment date (or the Maturity Date).
Interest Payment Dates:	Quarterly, on January 4, 2024, April 4, 2024, July 4, 2024 and October 11, 2024 (the maturity date).
Interest Day Count Basis:	30/360

Early Redemption at Our Option:	None
Repayment at Option of Holder:	None
Payment at Maturity:	The payment at maturity will equal the principal amount of the notes, plus any accrued but unpaid interest.
Business Day Convention; Business Days:

If any interest payment date or the maturity date occurs on a day that is not a business day in New York, New York, then the payment will be postponed until the next business day in New York, New York. No additional interest will accrue on the notes as a result of such postponement, and no adjustment will be made to the length of the relevant interest period.

A “business day” means any day other than a day on which banking institutions in New York, New York are authorized or required by law, regulation, or executive order to close or a day on which transactions in U.S. dollars are not conducted.

Record Dates for Interest Payments:	For book-entry only notes, one business day in New York, New York prior to the payment date. If notes are not held in book-entry only form, the record dates will be the fifteenth calendar day preceding such interest payment day, whether or not such record date is a business day.
Listing:	None
Initial Estimated Value:

Any payments on the notes depend on the credit risk of BofA Finance, as issuer, and BAC, as guarantor, and on the performance of the 10y SOFR ICE Swap Rate relative to the 2y SOFR ICE Swap Rate. The economic terms of the notes (including the Base Rate and the Accrual Barrier) are based on BAC’s internal funding rate, which is the rate it would pay to borrow funds through the issuance of market-linked notes and the economic terms of certain related hedging arrangements it enters into. BAC’s internal funding rate is typically lower than the rate it would pay when it issues conventional fixed or floating rate debt securities. This difference in funding rate, as well as the underwriting discount and the hedging related charges described below, will reduce the economic terms of the notes to you and the initial estimated value of the notes. Due to these factors, the public offering price you pay to purchase the notes will be greater than the initial estimated value of the notes as of the pricing date.

On the cover page of this pricing supplement, we have provided the initial estimated value range for the notes as of the date of this pricing supplement. The final pricing supplement will set forth the initial estimated value of the notes as of the pricing date. For more information about the initial estimated value and the structuring of the notes, see “Risk Factors” beginning on page PS-9 and “Structuring the Notes” on page PS-22.

Calculation Agent:	Merrill Lynch Capital Services, Inc. (“MLCS”)
Selling Agent:	BofA Securities, Inc. (“BofAS”), an affiliate of BofA Finance. See “Supplemental Plan of Distribution; Role of BofAS and Conflicts of Interest” beginning on page PS-20.

The pricing date, issue date and other dates set forth above are subject to change, and will be set forth in the final pricing supplement relating to the notes.

The information in this “Summary” section is qualified in its entirety by the more detailed explanation set forth elsewhere in this pricing supplement and the accompanying prospectus supplement and prospectus. You should rely only on the information contained in this pricing supplement and the accompanying prospectus supplement and prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. None of us, the Guarantor or any selling agent is making an offer to sell these notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this pricing supplement, the accompanying prospectus supplement, and prospectus is accurate only as of the date on their respective front covers.

Capitalized or certain other terms used but not defined in this pricing supplement have the meanings set forth in the accompanying prospectus supplement and prospectus. Unless otherwise indicated or unless the context requires otherwise, all references in this pricing supplement to “we,” “us,” “our,” or similar references are to BofA Finance, and not to BAC (or any other affiliate of BofA Finance).

The above documents may be accessed at the link set forth on the cover page of this pricing supplement.

Hypothetical Interest Payment for an Interest Period

The table below illustrates the hypothetical interest payment per $1,000 in principal amount for a single interest period, based on the Base Rate of 8.00% and an Accrual Barrier of -0.55% (the midpoint of the range of [-0.50% and -0.60%]), assuming there are 66 U.S. government securities business days during the interest period. Depending on the performance of the 10y SOFR ICE Swap Rate relative to the 2y SOFR ICE Swap Rate, you may not receive any interest payments during the term of the notes. The numbers appearing in the table below have been rounded for ease of analysis.

Number of U.S. Government Securities Business Days on Which the Spread Differential Is Less Than or Equal to the Accrual Barrier*	Annualized Interest Rate	Interest Payment per $1,000 in Principal Amount of the Notes During an Interest Period**
0	0.00%	$0.000
15	1.82%	$4.550
30	3.64%	$9.100
45	5.45%	$13.625
60	7.27%	$18.175
66	8.00%	$20.000

* For any U.S. government securities business day from and including the fifth U.S. government securities business day prior to the related quarterly interest payment date for any interest period through the end of the applicable interest period, the Spread Differential on those days will be the Spread Differential on that fifth U.S. government securities business day prior to that quarterly interest payment date (the “Observation Cut-Off Date”).

** Calculated based on the interest day count basis of 30/360.

RISK FACTORS

Your investment in the notes entails significant risks, many of which differ from those of a conventional debt security. Your decision to purchase the notes should be made only after carefully considering the risks of an investment in the notes, including those discussed below, with your advisors in light of your particular circumstances. The notes are not an appropriate investment for you if you are not knowledgeable about significant elements of the notes or financial matters in general. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page S-6 of the accompanying prospectus supplement and page 7 of the accompanying prospectus.

Risks Related to the 2y SOFR ICE Swap Rate and 10y SOFR ICE Swap Rate

If the 2y SOFR ICE Swap Rate or 10y SOFR ICE Swap Rate does not appear on the Designated SOFR Swap Rate Page at the specified time, and a U.S. Dollar SOFR ICE Swap Rate® Transition Event and related U.S. Dollar SOFR ICE Swap Rate® Replacement Date have not occurred, the applicable rate will be determined by the calculation agent (which is one of our affiliates) using alternative methods, which will involve the exercise of discretion by the calculation agent.

If the 2y SOFR ICE Swap Rate or 10y SOFR ICE Swap Rate, as applicable, does not appear on the Designated SOFR Swap Rate Page at the specified time on an applicable U.S. government securities business day (for example, as a result of insufficient liquidity in the underlying applicable SOFR swap contracts market) and a U.S. Dollar SOFR ICE Swap Rate® Transition Event and related U.S. Dollar SOFR ICE Swap Rate® Replacement Date have not occurred with respect to the 2y SOFR ICE Swap Rate or 10y SOFR ICE Swap Rate, as applicable, the calculation agent will determine the 2y SOFR ICE Swap Rate or 10y SOFR ICE Swap Rate, as applicable, for such applicable U.S. government securities business day in its sole discretion, after consulting such sources as it deems comparable to the Designated SOFR Swap Rate Page or to the sources from which the administrator of such rate obtains the swap rate input data used by the administrator to calculate such rate, or any other source or data it determines to be reasonable (including, if applicable, the 2y SOFR ICE Swap Rate or 10y SOFR ICE Swap Rate, as applicable, that was most recently published by the administrator of such rate) for the purpose of estimating such rate. This method of determining the 2y SOFR ICE Swap Rate or 10y SOFR ICE Swap Rate, as applicable, may result in interest payments on the notes that are higher than, lower than or that do not otherwise correlate over time with the interest payments that would have been made on the notes if the 2y SOFR ICE Swap Rate or 10y SOFR ICE Swap Rate, as applicable, had been published in accordance with IBA’s (or any successor administrator’s) usual policies and procedures governing determination and publication of the such rate and appeared on the Designated SOFR Swap Rate Page at the specified time. In addition, in determining the 2y SOFR ICE Swap Rate or 10y SOFR ICE Swap Rate, as applicable, in this manner, the calculation agent, will have no obligation to consider your interests as an investor in the notes and may have economic interests that are adverse to your interests.

If a U.S. Dollar SOFR ICE Swap Rate® Transition Event and related U.S. Dollar SOFR ICE Swap Rate® Replacement Date are determined to have occurred with respect to either the 10y SOFR ICE Swap Rate or the 2y SOFR ICE Swap Rate, the U.S. Dollar SOFR ICE Swap Rate® Replacement may not be a suitable replacement for such rate.

If we or the calculation agent (after consulting with us) determines that a U.S. Dollar SOFR ICE Swap Rate® Transition Event and related U.S. Dollar SOFR ICE Swap Rate® Replacement Date have occurred with respect to the 2y SOFR ICE Swap Rate or 10y SOFR ICE Swap Rate, as applicable, then the applicable SOFR ICE Swap Rate Replacement will replace the 2y SOFR ICE Swap Rate or 10y SOFR ICE Swap Rate, as applicable, for all purposes relating to the notes in respect of such determination on such date and all determinations on all subsequent dates, as described under “Description of the Notes—Interest—Determination of U.S. Dollar SOFR ICE Swap Rate®” in this pricing supplement. The SOFR ICE Swap Rate Replacement will be the alternate interest rate that has been selected by us or the calculation agent (after consulting with us) as an industry-accepted replacement for the 2y SOFR ICE Swap Rate or 10y SOFR ICE Swap Rate, as applicable, for U.S. dollar-denominated floating-rate notes at such time, plus the applicable U.S. Dollar SOFR ICE Swap Rate® Replacement Adjustment (if any). If we or the calculation agent (after consulting with us) determines that there is no such replacement rate as of any applicable date of determination, then the 2y SOFR ICE Swap Rate or 10y SOFR ICE Swap Rate, as applicable, will be determined by us or the calculation agent (after consulting with us), after consulting such sources as it deems comparable to the Designated SOFR Swap Rate Page or to the sources from which the administrator of such rate obtains the swap rate input data used by the administrator to calculate such rate, or any other source or data it determines to be reasonable (including, if applicable, the 2y SOFR ICE Swap Rate or 10y SOFR ICE Swap Rate, as applicable, that was most recently published by the administrator of such rate) for the purpose of estimating such rate. After determination of the U.S. Dollar SOFR ICE Swap Rate® Replacement, interest on the notes no longer will be determined by reference to the applicable 2y SOFR ICE Swap Rate or 10y SOFR ICE Swap Rate, as applicable, but instead will be determined by reference to the applicable U.S. Dollar SOFR ICE Swap Rate® Replacement.

There is no assurance that any U.S. Dollar SOFR ICE Swap Rate® Replacement will be similar to the 2y SOFR ICE Swap Rate or 10y SOFR ICE Swap Rate, as applicable, in any respect as it is determined and published by IBA as of the date of this pricing supplement, or that any U.S. Dollar SOFR ICE Swap Rate® Replacement will produce the economic equivalent of the 2y SOFR ICE Swap Rate or 10y SOFR ICE Swap Rate, as applicable, as a reference rate for determining the interest rate on the notes or otherwise be a suitable replacement or successor for such rate. In addition, it is possible that, at the time of the occurrence of a U.S. Dollar SOFR ICE Swap Rate® Replacement Event and related U.S. Dollar SOFR ICE Swap Rate® Replacement Date, no industry-accepted interest rate as a replacement for the 2y SOFR ICE Swap Rate or 10y SOFR ICE Swap Rate, as applicable, will exist and there may be disagreement regarding the selection of a replacement rate for the 2y SOFR ICE Swap Rate or 10y SOFR ICE Swap Rate, as applicable. Notwithstanding the foregoing, the determination of the SOFR ICE Swap Rate Replacement will become effective without your consent or the consent of any other party. Use of the U.S. Dollar SOFR ICE Swap Rate® Replacement may result in interest payments on the notes that are higher than, lower than or that do not otherwise correlate over time with the interest payments that would have been made on such notes in the absence of a U.S. Dollar SOFR ICE Swap Rate® Transition Event and related U.S. Dollar SOFR ICE Swap Rate® Replacement Date.

In addition, although the applicable swap rate transition provisions set forth in this pricing supplement under set forth under “Description of the Notes—Interest—Determination of U.S. Dollar SOFR ICE Swap Rate®” provide for a U.S. Dollar SOFR ICE Swap Rate® Replacement Adjustment to be added to the Unadjusted U.S. Dollar SOFR ICE Swap Rate® Replacement, such U.S. Dollar SOFR ICE Swap Rate® Replacement Adjustment may be zero or negative, and there is no guarantee that the U.S. Dollar SOFR ICE Swap Rate® Replacement Adjustment (if any) will make the Unadjusted U.S. Dollar SOFR ICE Swap Rate® Replacement equivalent to the 2y SOFR ICE Swap Rate or 10y SOFR ICE Swap Rate, as applicable, as it is calculated and published by IBA as of the date of this pricing supplement.

Structure-related Risks

It is possible that you may receive no interest, or only a limited amount of interest, for one or more interest periods. It is possible that the Spread Differential will be greater than the Accrual Barrier for so many U.S. government business days during any quarterly interest period that the interest payment for that interest period will be less than the amount that would be paid on an ordinary debt security. The interest payment for one or more quarterly interest periods may be zero. In addition, if the Spread Differential is greater than the Accrual Barrier on any U.S. government business days during the term of the notes, the market value of the notes may decrease and you may receive substantially less than the principal amount if you wish to sell your notes at that time. Historical performance of the 10y SOFR ICE Swap Rate relative to the 2y SOFR ICE Swap Rate is not necessarily indicative of what may occur in the future. You should have a view as to the performance of the 10y SOFR ICE Swap Rate relative to the 2y SOFR ICE Swap Rate and related interest rate movements, and must be willing to forgo guaranteed market rates of interest for the term of the notes, before investing.

The amount of interest payable on the notes in any quarter is capped. The return on the notes will be limited to the quarterly interest payments that are payable with respect to each interest period during the term of the notes. The interest rate applicable to any interest period will be variable and will not be greater than 8.00% per annum.

Your return on the notes may be less than the yield on a conventional debt security of comparable maturity. Any return that you receive on the notes may be less than the return you would earn if you purchased a conventional debt security with the same maturity date. As a result, your investment in the notes may not reflect the full opportunity cost to you when you consider factors, such as inflation, that affect the time value of money.

All payments on the notes are subject to our credit risk and the credit risk of the Guarantor, and actual or perceived changes in our or the Guarantor’s creditworthiness are expected to affect the value of the notes. The notes are our senior unsecured debt securities. All payments on the notes will be fully and unconditionally guaranteed by the Guarantor. The notes are not guaranteed by any entity other than the Guarantor. As a result, your receipt of all payments of interest and principal on the notes will be dependent upon our ability and the ability of the Guarantor to repay our respective obligations under the notes on the applicable payment date, regardless of the difference between the 10y SOFR ICE Swap Rate and the 2y SOFR ICE Swap Rate. No assurance can be given as to what our financial condition or the financial condition of the Guarantor will be at any time during the term of the notes or on the maturity date. If we and the Guarantor become unable to meet our respective financial obligations as they become due, you may not receive the amounts payable under the terms of the notes.

In addition, our credit ratings and the credit ratings of the Guarantor are assessments by ratings agencies of our respective abilities to pay our obligations, including our obligations under the notes. Consequently, our or the Guarantor’s perceived creditworthiness and actual or anticipated decreases in our or the Guarantor’s credit ratings or increases in the spread between the yield on our respective securities and the yield on U.S. Treasury securities (the “credit spread”) prior to the maturity date of the notes may adversely affect the market value of the notes. However, because your return on the notes generally depends upon factors in addition to our ability and the ability of the Guarantor to pay our respective obligations, such as the difference between the 10y SOFR ICE Swap Rate and the 2y SOFR ICE Swap Rate during the term of the notes, an improvement in our or the Guarantor’s credit ratings will not reduce the other investment risks related to the notes.

We are a finance subsidiary and, as such, have no independent assets, operations or revenues. We are a finance subsidiary of BAC, have no operations other than those related to the issuance, administration and repayment of our debt securities that are guaranteed by the Guarantor, and are dependent upon the Guarantor and/or its other subsidiaries to meet our obligations under the notes in the ordinary course. However, we will have no assets available for distributions to holders of the notes if they make claims in respect of such notes in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders in respect of such claims will be limited to those available under the Guarantor’s guarantee of such notes, and any obligations under that guarantee will rank equally in right of payment with all other unsecured and unsubordinated obligations of the Guarantor, except obligations that are subject to any priorities or preferences by law, and senior in right of payment to the Guarantor’s subordinated obligations. Holders of the notes will have recourse only to a single claim against the Guarantor and its assets under the Guarantor’s guarantee of the notes, and holders of the notes should accordingly assume that in any bankruptcy, resolution or similar proceeding, they would not have priority over, and should be treated equally with, the claims of all other unsecured and unsubordinated obligations of the Guarantor, including claims of holders of unsecured senior debt securities issued by the Guarantor.

If the Spread Differential is above the Accrual Barrier on an Observation Cut-Off Date, no interest will accrue on the notes on each day from and including the Observation Cut-Off Date through the end of the applicable interest period. The Spread Differential on any U.S. government securities business day from and including the fifth U.S. government securities business day prior to the related quarterly interest payment date for any interest period through the end of the applicable interest period will be the Spread Differential on that fifth U.S. government securities business day prior to that quarterly interest payment date. As a result, if the Spread Differential is above the Accrual Barrier on an Observation Cut-Off Date, no interest will accrue on the notes on each day from and including the Observation Cut-Off Date through the end of the applicable interest period. This will be the case even if the Spread Differential is at or below the Accrual Barrier on one or more of those days.

Valuation- and Market-related Risks

The public offering price you pay for the notes will exceed the initial estimated value. The range of initial estimated values of the notes that is provided on the cover page of this preliminary pricing supplement, and the initial estimated value as of the pricing date that will be provided in the final pricing supplement, are each estimates only, determined as of a particular point in time by reference to our and our affiliates’ pricing models. These pricing models consider certain assumptions and variables, including our credit spreads and those of the Guarantor, the Guarantor’s internal funding rate, mid-market terms on hedging transactions, expectations on interest rates, volatility, price-sensitivity analysis, and the expected term of the notes. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect.

The initial estimated value does not represent a minimum or maximum price at which we, the Guarantor, BofAS or any of our other affiliates would be willing to purchase your notes in any secondary market (if any exists) at any time. The value of your notes at any time after the pricing date will vary based on many factors that cannot be predicted with accuracy, including our and the Guarantor’s creditworthiness and changes in market conditions.

If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for them and lower than their initial estimated value. This is due to, among other things, changes in the levels of the 10y SOFR ICE Swap Rate and the 2y SOFR ICE Swap Rate, changes in the

Guarantor’s internal funding rate, and the inclusion in the public offering price of the underwriting discount and the hedging related charges, all as further described in “Structuring the Notes” below. These factors, together with various credit, market and economic factors over the term of the notes, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways.

We cannot assure you that a trading market for your notes will ever develop or be maintained. We will not list the notes on any securities exchange. We cannot predict how the notes will trade in any secondary market or whether that market will be liquid or illiquid.

The development of a trading market for the notes will depend on the Guarantor’s financial performance and other factors, including changes in the levels of the Spread Differential. The number of potential buyers of your notes in any secondary market may be limited. We anticipate that the selling agent will act as a market-maker for the notes, but none of us, the Guarantor or the selling agent is required to do so. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market. The selling agent may discontinue its market-making activities as to the notes at any time. To the extent that the selling agent engages in any market-making activities, it may bid for or offer the notes. Any price at which the selling agent may bid for, offer, purchase, or sell any notes may differ from the values determined by pricing models that it may use, whether as a result of dealer discounts, mark-ups, or other transaction costs. These bids, offers, or completed transactions may affect the prices, if any, at which the notes might otherwise trade in the market.

In addition, if at any time the selling agent were to cease acting as a market-maker as to the notes, it is likely that there would be significantly less liquidity in the secondary market. In such a case, the price at which the notes could be sold likely would be lower than if an active market existed.

If you attempt to sell the notes prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the principal amount of the notes. Unlike savings accounts, certificates of deposit, and other similar investment products, you have no right to have your notes redeemed prior to maturity. If you wish to liquidate your investment in the notes prior to maturity, your only option would be to sell them. At that time, there may be an illiquid market for your notes or no market at all. Even if you were able to sell your notes, there are many factors outside of our control that may affect their market value, some of which, but not all, are stated below. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. These factors may interact with each other in complex and unpredictable ways. The following paragraphs describe the expected impact on the market value of the notes from a change in a specific factor, assuming all other conditions remain constant.

•	The difference between the 10y SOFR ICE Swap Rate and the 2y SOFR ICE Swap Rate is expected to affect the market value of the notes. We expect that the market value of the notes will depend substantially on the difference between the 10y SOFR ICE Swap Rate and the 2y SOFR ICE Swap Rate, and expectations of the amount by which the 10y SOFR ICE Swap Rate will exceed the 2y SOFR ICE Swap Rate in the future, if at all. In general, the value of the notes will decrease when future levels of the 10y SOFR ICE Swap Rate relative to the 2y SOFR ICE Swap Rate are expected to increase, and the value of the notes will increase when future levels of the 10y SOFR ICE Swap Rate relative to the 2y SOFR ICE Swap Rate are expected to decrease. The levels of the 10y SOFR ICE Swap Rate and the 2y SOFR ICE Swap Rate may change at rates that are different from one another. If you sell your notes when the annual interest payable on the notes is less than, or expected to be less than, market interest rates (as compared to traditional interest-bearing debt securities), you may receive less than the principal amount that would be payable at maturity. Although long-term interest rates directionally follow short-term interest rates, movements in long-term interest rates generally tend to be smaller than movements in short-term interest rates. As such, when short-term interest rates rise, the difference between the 10y SOFR ICE Swap Rate and the 2y SOFR ICE Swap Rate tends to narrow (the curve of the spread flattens); conversely, when short-term interest rates fall, the spread widens (the curve of the spread becomes steeper). Consequently, the annualized rate of interest payable on the notes and the market value of the notes may be more likely to decrease in an increasing interest rate environment than in a declining interest rate environment.

•	Changes in the levels of interest rates may affect the market value of the notes. The level of interest rates in the United States may affect the U.S. economy and, in turn, the magnitude of the difference between the 10y SOFR ICE Swap Rate and the 2y SOFR ICE Swap Rate. Changes in prevailing interest rates may affect the difference between the 10y

SOFR ICE Swap Rate and the 2y SOFR ICE Swap Rate relative to previous interest periods. This, in turn, may decrease the market value of the notes. Further, the notes are subject to an interest rate cap of 8.00% per annum, which will limit the potential upside to investors. As a result, we anticipate that the potential for the notes to trade above their par value in the secondary market, if any, is extremely limited.

•	Potential volatility of the difference between the 10y SOFR ICE Swap Rate and the 2y SOFR ICE Swap Rate. Volatility is the term used to describe the size and frequency of market fluctuations. The difference between the 10y SOFR ICE Swap Rate and the 2y SOFR ICE Swap Rate may be subject to volatility due to a variety of factors affecting interest rates generally, including, but not limited to: sentiment regarding underlying strength in the U.S. and global economies, expectations regarding the level of price inflation, sentiment regarding credit quality in U.S. and global credit markets, central bank policy regarding interest rates and the performance of capital markets. Increases or decreases in the volatility of the difference between the 10y SOFR ICE Swap Rate and the 2y SOFR ICE Swap Rate may have an adverse impact on the market value of the notes.
•	Economic and other conditions generally. Interest payable on the notes is expected to be correlated to the difference between long-term interest rates (as represented by the 10y SOFR ICE Swap Rate) and short-term interest rates (as represented by the 2y SOFR ICE Swap Rate). Prevailing interest rates may be influenced by a number of factors, including general economic conditions in the United States, U.S. monetary and fiscal policies, inflation, supply and demand for overnight U.S. Treasury repurchase agreements and other financial, political, regulatory, and judicial events. These factors interrelate in complex ways, and may disproportionately affect short-term interest rates relative to long-term interest rates, consequently affecting the market value of your notes.

•	Our and the Guarantor’s financial condition and creditworthiness. Our and the Guarantor’s perceived creditworthiness, including any increases in our respective credit spreads and any actual or anticipated decreases in our respective credit ratings, may adversely affect the market value of the notes. In general, we expect the longer the amount of time that remains until maturity, the more significant the impact will be on the value of the notes. However, a decrease in our or the Guarantor’s credit spreads or an improvement in our of the Guarantor’s credit ratings will not necessarily increase the market value of the notes.

•	Time to maturity. There may be a disparity between the market value of the notes prior to maturity and their value at maturity. This disparity is often called a time “value,” “premium,” or “discount,” and reflects expectations concerning the level of the 10y SOFR ICE Swap Rate relative to the 2y SOFR ICE Swap Rate prior to the maturity date. As the time to maturity decreases, this disparity will likely decrease, such that the value of the notes will approach a value that reflects the remaining interest payments on the notes based on the then-current difference between the 10y SOFR ICE Swap Rate and the 2y SOFR ICE Swap Rate.

Conflict-related Risks

Our trading and hedging activities, and those of the Guarantor and any of our other affiliates, including BofAS, may create conflicts of interest with you. We, the Guarantor or one or more of our other affiliates, including the selling agent, may engage in trading activities related to one or both of the 10y SOFR ICE Swap Rate and the 2y SOFR ICE Swap Rate that are not for your account or on your behalf. These entities also may issue or underwrite other financial instruments with returns linked to the 10y SOFR ICE Swap Rate and/or the 2y SOFR ICE Swap Rate. These trading and hedging activities may present a conflict of interest between your interest in the notes and the interests we, the Guarantor and our other affiliates, including the selling agent, may have in our proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management. These trading and other business activities, if they influence the levels of the 10y SOFR ICE Swap Rate and/or the 2y SOFR ICE Swap Rate or secondary trading in your notes, could be adverse to your interests as a beneficial owner of the notes.

We, the Guarantor and one or more of our other affiliates, including BofAS, expect to enter into arrangements or adjust or close out existing transactions to hedge our obligations under the notes. We, the Guarantor, or our other affiliates, including BofAS, also may enter into hedging transactions relating to other notes or instruments that we or they issue, some of which may have returns calculated in a manner related to that of the notes offered hereby. We may enter into such hedging arrangements with one or more of our affiliates. Our affiliates may enter into additional hedging transactions with other parties relating to the notes and the 10y SOFR ICE Swap Rate and/or the 2y SOFR ICE Swap Rate. This

hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but could also result in a loss. Each of these parties will price these hedging transactions with the intent to realize a profit, regardless of whether the value of the notes increases or decreases. Any profit in connection with such hedging activities will be in addition to any other compensation that we, the Guarantor, and our other affiliates, including the selling agent, receive for the sale of the notes, which creates an additional incentive to sell the notes to you.

There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours. We have the right to appoint and remove the calculation agent. One of our affiliates, MLCS, will be the calculation agent for the notes and, as such, will determine the amount of interest to be paid on the notes. Under some circumstances, these duties could result in a conflict of interest between MLCS’s status as our affiliate and its responsibilities as calculation agent.

For example, if a U.S. Dollar SOFR ICE Swap Rate® Transition Event and related U.S. Dollar SOFR ICE Swap Rate® Replacement Date are determined to have occurred with respect to the 2y SOFR ICE Swap Rate or 10y SOFR ICE Swap Rate, as applicable, we or the calculation agent (after consulting with us) will determine the U.S. Dollar SOFR ICE Swap Rate® Replacement and the U.S. Dollar SOFR ICE Swap Rate® Replacement Adjustment and will make U.S. Dollar SOFR ICE Swap Rate® Replacement Conforming Changes with respect to, among other things, the determination of interest periods, the timing and frequency of determining rates and making payments of interest and other administrative matters, in connection with the applicable U.S. Dollar SOFR ICE Swap Rate® Replacement as set forth under “Description of the Notes —Floating-Rate Notes—Effect of a of U.S. Dollar SOFR ICE Swap Rate® Transition Event and Related U.S. Dollar SOFR ICE Swap Rate® Replacement Date” in the accompanying prospectus supplement. Certain determinations, decisions and elections with respect to the U.S. Dollar SOFR ICE Swap Rate® Replacement will, or the occurrence or non-occurrence of a U.S. Dollar SOFR ICE Swap Rate® Transition Event and any U.S. Dollar SOFR ICE Swap Rate® Replacement Conforming Changes may, require the exercise of discretion and the making of subjective judgments by us or the calculation agent (after consulting with us). Any determination, decision or election made by us or the calculation agent pursuant to the applicable provisions set forth under “Description of the Notes —Floating-Rate Notes—Effect of a of U.S. Dollar SOFR ICE Swap Rate® Transition Event and Related U.S. Dollar SOFR ICE Swap Rate® Replacement Date” in the accompanying prospectus supplement will, if made by us, be made in our sole discretion and, if made by the calculation agent, be made after consultation with us and, in each case, will become effective without consent from the holders of the notes or any other party. In making these potentially subjective determinations, the Issuer or its designee may have economic interests that are adverse to your interests as holder of the notes, and none of us, the Guarantor or any of our affiliates will have any obligation to consider your interests as a holder of the notes in taking any action or making any determination, which may adversely affect the return on, value of and market for the notes.

For the reasons discussed above, we or the calculation agent may exercise discretion with respect to significant aspects of the terms and provisions of the notes (including with respect to calculating interest payable on the notes).

Tax-related Risks

The U.S. federal income tax consequences of an investment in the notes are uncertain. However, it would be reasonable to treat your notes as variable rate debt instruments for U.S. federal income tax purposes. The U.S. federal income tax consequences of an investment in the notes are not certain. Under the terms of the notes, you will have agreed with us to treat the notes as variable rate debt instruments, as described below under “U.S. Federal Income Tax Summary.” If you are a secondary purchaser of the notes, the tax consequences to you may be different. No ruling will be requested from the Internal Revenue Service (the “IRS”) with respect to the notes and no assurance can be given that the IRS will agree with the statements made in the section entitled “U.S. Federal Income Tax Summary.” You are urged to consult with your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the notes.

DESCRIPTION OF THE NOTES

General

The terms and provisions of the notes are set forth in this pricing supplement and, as applicable, the accompanying prospectus supplement and prospectus. The notes will be part of a series of our medium-term notes entitled “Senior Medium-Term Notes, Series A” issued under the senior indenture, as amended and supplemented from time to time, among us, the Guarantor and The Bank of New York Mellon Trust Company N.A., as trustee. The senior indenture is described more fully in the accompanying prospectus supplement and prospectus. The following description of the notes supplements the description of the general terms and provisions of the notes and debt securities set forth under the headings “Description of the Notes” in the prospectus supplement and “Description of Debt Securities of BofA Finance LLC” in the prospectus. These documents should be read in connection with this pricing supplement.

Our payment obligations on the notes are fully and unconditionally guaranteed by the Guarantor. The notes will rank equally in right of payment with all of our other unsecured and unsubordinated obligations from time to time outstanding, except obligations that are subject to any priorities or preferences by law. The guarantee of the notes will rank equally in right of payment with all other unsecured and unsubordinated obligations of the Guarantor, except obligations that are subject to any priorities or preferences by law, and senior to its subordinated obligations. Any payments due on the notes, including the repayment of principal and any accrued and unpaid interest, are subject to our credit risk, as issuer, and the credit risk of BAC, as guarantor.

The notes will be issued in minimum denominations of $1,000 and whole multiples of $1,000. You may transfer the notes only in whole multiples of $1,000. The notes will mature on October 11, 2024.

If any scheduled quarterly interest payment date or the maturity date is not a business day, no adjustment will be made to the length of the corresponding interest period. The payment will be postponed to the next business day, and no additional interest will be payable as a result of such postponement.

The notes will be issued in book-entry form only.

Interest

For each quarterly interest period, interest will accrue at a variable rate per annum equal to the product of:

(a) the Base Rate of 8.00%; and

(b) N/D; where,

“N” = the number of U.S. government securities business days (subject to the Observation Cut-Off Date convention) in the applicable interest period on which the Spread Differential is less than or equal to the Accrual Barrier; and

“D” = the total number of U.S. government securities business days in the applicable interest period.

The “Accrual Barrier” will be between [-0.50% and -0.60%]. The actual Accrual Barrier will be determined on the pricing date.

For any U.S. government securities business day from and including the fifth U.S. government securities business day prior to the related quarterly interest payment date for any interest period through the end of the applicable interest period, the Spread Differential on those days will be the Spread Differential on that fifth U.S. government securities business day prior to that quarterly interest payment date (the “Observation Cut-Off Date”). As a result, if the Spread Differential is above the Accrual Barrier on an Observation Cut-Off Date, no interest will accrue on the notes on each day from and including the Observation Cut-Off Date through the end of the applicable interest period. This will be the case even if the Spread Differential is less than or equal to the Accrual Barrier on one or more of those days.

For so long as the notes are held in book-entry only form, we will pay the interest payment to the persons in whose names the notes are registered at the close of business one business day prior to each quarterly interest payment date. If the notes are not held in book-entry only form, the record dates will be the fifteenth calendar day preceding the applicable payment date, whether or not that date is a business day.

Notwithstanding the foregoing, the payment at maturity, including any final interest payment, will be paid to the persons in whose names the notes are registered on the maturity date.

Payment at Maturity

On the maturity date, you will be paid the principal amount of the notes and any accrued and unpaid interest on the notes, subject to our and the Guarantor’s respective credit risk. See “Risk Factors—All payments on the notes are subject to our credit risk and the credit risk of the Guarantor, and actual or perceived changes in our or the Guarantor’s creditworthiness are expected to affect the value of the notes” above.

Regardless of the amounts of the interest payable during each interest period over the term of the notes, you will receive your principal amount at maturity, assuming that we are otherwise able to pay our debts on the maturity date.

Role of the Calculation Agent

The calculation agent has the sole discretion to make all determinations regarding the notes, including determinations regarding the 10y SOFR ICE Swap Rate, the 2y SOFR ICE Swap Rate, the Spread Differential, the amount of each interest payment, U.S. government securities business days, and business days. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

We have initially appointed our affiliate, MLCS, as the calculation agent, but we may change the calculation agent at any time without notifying you.

Same-Day Settlement and Payment

The notes will be delivered in book-entry form only through DTC against payment by purchasers of the notes in immediately available funds. We will make payments of the principal amount and each interest payment in immediately available funds so long as the notes are maintained in book-entry form.

Events of Default and Rights of Acceleration

If an Event of Default, as defined in the senior indenture and in the section entitled “Description of Debt Securities of BofA Finance LLC—Events of Default and Rights of Acceleration; Covenant Breaches” on page 54 of the accompanying prospectus, with respect to the notes occurs and is continuing, the amount payable to a holder of the notes upon any acceleration permitted under the senior indenture will be equal to the principal amount plus any accrued and unpaid interest, calculated as though the date of acceleration were the maturity date of the notes and as though the final Observation Cut-Off Date were the fifth U.S. government securities business day prior to the date of acceleration. Any such final interest payment may be prorated by the calculation agent to reflect the length of the final interest period. In case of a default in the payment of the notes, whether at their maturity or upon acceleration, the notes will not bear a default interest rate.

Listing

The notes will not be listed on any securities exchange.

U.S. DOLLAR SOFR ICE SWAP RATE® AND ITS METHODOLOGY

General

The U.S. Dollar SOFR ICE Swap Rate® was launched by IBA for use as a benchmark on November 8, 2021 in order to aid the market’s transition to SOFR and away from U.S. dollar LIBOR. IBA is the administrator of the U.S. Dollar SOFR ICE Swap Rate® and has overall responsibility for all aspects of the U.S. Dollar SOFR ICE Swap Rate® determination process, including the development, determination, dissemination, operation and governance of the various U.S. Dollar SOFR ICE Swap Rate® tenors. IBA has published the ICE Swap Rate® Methodology and certain other applicable policies which together set out IBA’s method for determining and publishing, rules and criteria relating to, and certain other information applicable to the U.S. Dollar SOFR ICE Swap Rate®. Information in the ICE Swap Rate® Methodology and IBA’s other applicable policies reflect the policies of, and are subject to change by, IBA. IBA licenses the U.S. Dollar SOFR ICE Swap Rate® to users for, among other purposes, use as a reference rate. The U.S. Dollar SOFR ICE Swap Rate® is calculated on each weekday other than those set forth in IBA’s ICE Swap Rate Holiday Calendar, which is available on the ICE Swap Rate® Website, and published in the ICE Report Center, a link to which is available on the ICE Swap Rate® Website. For any particular day, the only rate available for viewing on the ICE Report Center is the rate published for the preceding publication day.

Pursuant to the ICE Swap Rate® Methodology, the U.S. Dollar SOFR ICE Swap Rate® is calculated using eligible prices and volumes for U.S. dollar swaps referencing a compounded average of daily SOFR compounded in arrears for twelve months using standard market conventions, calculated on the basis of the actual number of days elapsed, with a year presumed to comprise 360 days). Input data for calculation of the U.S. Dollar SOFR ICE Swap Rate® consists of executable prices and volumes provided by regulated, electronic, trading venues and, if such trading venues do not provide sufficient eligible input data, dealer to client prices and volumes displayed electronically by trading venues. If there is insufficient eligible input data to calculate a rate in accordance with the foregoing, IBA uses movement interpolation, where possible for applicable tenors, to calculate a rate. Where it is not possible to calculate an U.S. Dollar SOFR ICE Swap Rate® for an applicable tenor in accordance with the foregoing, then IBA’s Insufficient Data Policy will apply and “No Publication” will be published for the U.S. Dollar SOFR ICE Swap Rate® of the applicable tenor. The U.S. Dollar SOFR ICE Swap Rate® for the various applicable tenors as reported on the ICE Report Center and the Designated SOFR Swap Rate Page is expressed as an integer; however, for purpose of calculations of interest with respect to the notes, such rate will be deemed to be expressed as a percentage (for example, if the U.S. Dollar SOFR ICE Swap Rate® is reported on the ICE Report Center and the Designated SOFR Swap Rate Page as 1.24, such rate for purposes of calculations of interest with respect to the notes will be deemed to be 1.24%).

IBA states that: (i) historical U.S. Dollar SOFR ICE Swap Rate® and other information may not be indicative of future information or performance, (ii) none of IBA, Intercontinental Exchange, Inc. (“ICE”) or any third party that provides data used to administer or determine the U.S. Dollar SOFR ICE Swap Rate® and other information (“Data Provider”), or any of its or their affiliates, makes any claim, prediction, warranty or representation whatsoever, expressly or impliedly, as to the timeliness, accuracy or completeness of the U.S. Dollar SOFR ICE Swap Rate® or other information, the results to be obtained from the use of the U.S. Dollar SOFR ICE Swap Rate® or other information, or as to the appropriateness or suitability of any the U.S. Dollar SOFR ICE Swap Rate® or other information for any particular purpose to which it might be put, (iii) to the fullest extent permitted by applicable law, none of IBA, ICE or any Data Provider, or any of its or their affiliates will be liable in respect of any inaccuracies, errors, omissions, delays, failures, cessations or changes (material or otherwise) in IBA’s U.S. Dollar SOFR ICE Swap Rate® and other information, or for any damage, expense or other loss (whether direct or indirect) you may suffer arising out of or in connection with IBA’s U.S. Dollar SOFR ICE Swap Rate® and other information or any reliance you may place upon it and (iv) all implied terms, conditions and warranties, including without limitation as to quality, merchantability, fitness for purpose, title or non-infringement, in relation to IBA’s U.S. Dollar SOFR ICE Swap Rate® and other information are hereby excluded to the fullest extent permitted by applicable law.

Neither the ICE Swap Rate® Website, other pages to which the ICE Swap Rate® Website may contain hyperlinks, nor any of the information or materials available thereon, are incorporated by reference into this pricing supplement. Use of the U.S. Dollar SOFR ICE Swap Rate® is subject to important disclaimers set forth in IBA’s Benchmark and Other Information Notice and Disclaimer, available on the ICE Swap Rate® Website and in the ICE Swap Rate® Methodology.

We, BAC, the selling agent and IBA are not affiliated with the New York Fed. The New York Fed does not sanction, endorse, or recommend any products or services offered by us or IBA.

Historical Levels of 10y SOFR ICE Swap Rate and 2y SOFR ICE Swap Rate

The following graph sets forth the historical daily spread (expressed in basis points, where 100 basis points equals 1%) between 10y SOFR ICE Swap Rate and 2y SOFR ICE Swap Rate from November 8, 2021 (the date the U.S. Dollar SOFR ICE Swap Rate® was launched by IBA for use as a benchmark) through September 13, 2023. The horizontal line in the graph represents a hypothetical Accrual Barrier of -0.55% (the midpoint of the range of [-0.50% and -0.60%]). This data is not intended to be indicative of the future performance of the difference between 10y SOFR ICE Swap Rate and 2y SOFR ICE Swap Rate or what the value of or return on the notes may be. Any historical upward or downward trend in the difference between 10y SOFR ICE Swap Rate and 2y SOFR ICE Swap Rate during any period set forth below is not an indication that such difference is more or less likely to increase or decrease in value at any time over the term of the notes or that these represent what the difference would have been on any hypothetical U.S. government securities business day. The historical month-end spread between 10y SOFR ICE Swap Rate and 2y SOFR ICE Swap Rate below uses 10y SOFR ICE Swap Rate and 2y SOFR ICE Swap Rate as quoted on the Bloomberg Professional Services service on page “USD SOFR (11:15am NY)” for the indices “USISSO02 Index” (in the case of the 2y SOFR ICE Swap Rate) and “USISSO10 Index” (in the case of the 10y SOFR ICE Swap Rate), at the SOFR ICE Swap Rate Reference Time, on the applicable date.

No one can predict what 10y SOFR ICE Swap Rate and/or 2y SOFR ICE Swap Rate will be on any day throughout the life of the notes or what 10y SOFR ICE Swap Rate and/or 2y SOFR ICE Swap Rate will be on any U.S. government securities business day. 10y SOFR ICE Swap Rate and 2y SOFR ICE Swap Rate are new benchmarks that were launched by IBA on November 8, 2021. The future performance of 10y SOFR ICE Swap Rate and 2y SOFR ICE Swap Rate and, by extension, the amount payable on and market value for the notes, cannot be predicted based on the limited historical information available. The amount payable on and market value for the notes may be lower and more volatile than a comparable investment where interest payments are determined by reference to a benchmark with more fulsome historical information.

Spreads (10y SOFR ICE Swap Rate - 2y SOFR ICE Swap Rate)
1
0.5
0
-0.5
-1
-1.5
-2
11/18/2021
2/18/2022
5/18/2022
8/18/2022
11/18/2022
2/18/2023
5/18/2023
8/18/2023
Spread Differential
Accrual Barrier (midpoint of the range of between [-0.50% and -0.60%])

Interest payable on the notes will be imperfectly correlated to the difference between long-term interest rates (as measured by 10y SOFR ICE Swap Rate) and short-term interest rates (as measured by 2y SOFR ICE Swap Rate). Although long-term interest rates directionally follow short-term interest rates, movements in long-term interest rates generally tend to be smaller than movements in short-term interest rates. As such, when short-term interest rates rise, the difference between 10y SOFR ICE Swap Rate and 2y SOFR ICE Swap Rate tends to narrow (the curve of the spread flattens); conversely, when short-term interest rates fall, the spread widens (the curve of the spread becomes steeper). Interest payable on the notes will be greater the wider the spread between 10y SOFR ICE Swap Rate and 2y SOFR ICE Swap Rate, and the steeper the curve of the spread, as of each U.S. government securities business day.

SUPPLEMENTAL PLAN OF DISTRIBUTION; ROLE OF BofAS AND CONFLICTS OF
INTEREST

BofAS, a broker-dealer affiliate of ours, is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as a selling agent in the distribution of the notes. Accordingly, the offering of the notes will conform to the requirements of FINRA Rule 5121. The selling agent is a party to the distribution agreement described in the “Supplemental Plan of Distribution (Conflicts of Interest)” beginning on page S-54 of the accompanying prospectus supplement.

The selling agent will receive the compensation set forth on the cover page of this pricing supplement as to the notes sold through its efforts. Certain dealers who purchase the notes for sale to certain fee-based advisory accounts and/or eligible institutional investors may forgo some or all of their selling concessions, fees or commissions. The price to public for investors purchasing the notes in these accounts may be as low as $990.00 (99.00%) per $1,000 in principal amount of the notes. We or one of our affiliates may pay varying selling concessions of up to 1.00% in connection with the distribution of the notes to other registered broker-dealers. If all of the offered notes are not sold on the pricing date at the public offering price, then the selling agent and/or dealers may offer the notes for sale in one or more transactions at an offering price that may be at a premium to the public offering price. These sales may occur at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices.

At BofAS’s discretion, for a short, undetermined initial period after the issuance of the notes, BofAS may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes. Any price offered by BofAS for the notes will be based on then-prevailing market conditions and other considerations, including the 10y SOFR ICE Swap Rate, the 2y SOFR ICE Swap Rate, the Spread Differential and the remaining term of the notes. However, none of us, the Guarantor, BofAS or any of our other affiliates is obligated to purchase your notes at any price or at any time, and we cannot assure you that any party will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.

Any price that BofAS may pay to repurchase the notes will depend upon then prevailing market conditions, the creditworthiness of us and the Guarantor, and transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes.

European Economic Area and United Kingdom

None of this pricing supplement, the accompanying prospectus or the accompanying prospectus supplement is a prospectus for the purposes of the Prospectus Regulation (as defined below). This pricing supplement, the accompanying prospectus and the accompanying prospectus supplement have been prepared on the basis that any offer of notes in any Member State of the European Economic Area (the “EEA”) or the United Kingdom which has implemented the Prospectus Regulation (each, a “Relevant Member State”) will only be made to a legal entity which is a qualified investor under the Prospectus Regulation (“Qualified Investors”). Accordingly any person making or intending to make an offer in that Relevant Member State of notes which are the subject of the offering contemplated in this pricing supplement, the accompanying prospectus and the accompanying prospectus supplement may only do so with respect to Qualified Investors. Neither BofA Finance nor BAC has authorized, nor does it authorize, the making of any offer of notes other than to Qualified Investors. The expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

PROHIBITION OF SALES TO EEA AND UNITED KINGDOM RETAIL INVESTORS – The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA or the United Kingdom. For these purposes: (a) a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (the Insurance Distribution Directive), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Regulation; and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA or in the United Kingdom has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA or in the United Kingdom may be unlawful under the PRIIPs Regulation.

United Kingdom

The communication of this pricing supplement, the accompanying prospectus supplement, the accompanying prospectus and any other document or materials relating to the issue of the notes offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”). Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom who have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), or who fall within Article 49(2)(a) to (d) of the Financial Promotion Order, or who are any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). In the United Kingdom, the notes offered hereby are only available to, and any investment or investment activity to which this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus relates will be engaged in only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this pricing supplement, the accompanying prospectus supplement or the accompanying prospectus or any of their contents.

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the notes may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to BofA Finance, as issuer, or BAC, as guarantor.

All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the notes in, from or otherwise involving the United Kingdom.

STRUCTURING THE NOTES

The notes are our debt securities, the return on which is linked to the performance of the 10y SOFR ICE Swap Rate relative to the 2y SOFR ICE Swap Rate. The related guarantees are BAC’s obligations. As is the case for all of our and BAC’s respective debt securities, including our market-linked notes, the economic terms of the notes reflect our and BAC’s actual or perceived creditworthiness at the time of pricing. In addition, because market-linked notes result in increased operational, funding and liability management costs to us and BAC, BAC typically borrows the funds under these types of notes at a rate, which we refer to in this pricing supplement as BAC’s internal funding rate, that is more favorable to BAC than the rate that it might pay for a conventional fixed or floating rate debt security. This generally relatively lower internal funding rate, which is reflected in the economic terms of the notes, along with the fees and charges associated with market-linked notes, typically results in the initial estimated value of the notes at the time the terms of the notes are set and on the pricing date being less than their public offering price.

In order to meet our payment obligations on the notes, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of our other affiliates. The terms of these hedging arrangements are determined based upon terms provided by BofAS and its affiliates, and take into account a number of factors, including our and BAC’s creditworthiness, interest rate movements, the volatility of 10y SOFR ICE Swap Rate and 2y SOFR ICE Swap Rate, the tenor of the notes and the hedging arrangements. The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements.

BofAS has advised us that the hedging arrangements will include hedging related charges, reflecting the costs associated with, and our affiliates’ profit earned from, these hedging arrangements. Since hedging entails risk and may be influenced by unpredictable market forces, actual profits or losses from these hedging transactions may be more or less than any expected amounts.

For further information, see “Risk Factors” beginning on page PS-9 above.

U.S. FEDERAL INCOME TAX SUMMARY

The following summary of the material U.S. federal income tax considerations of the acquisition, ownership, and disposition of the notes supplements, and to the extent inconsistent supersedes, the discussions under “U.S. Federal Income Tax Considerations” in the accompanying prospectus and under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement and is not exhaustive of all possible tax considerations. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated under the Code by the U.S. Treasury Department (“Treasury”) (including proposed and temporary regulations), rulings, current administrative interpretations and official pronouncements of the Internal Revenue Service (“IRS”), and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. This summary does not include any description of the tax laws of any state or local governments, or of any foreign government, that may be applicable to a particular holder.

Although the notes are issued by us, they will be treated as if they were issued by Bank of America Corporation for U.S. federal income tax purposes. Accordingly throughout this tax discussion, references to “we,” “our” or “us” are generally to Bank of America Corporation unless the context requires otherwise.

This summary is directed solely to U.S. Holders and Non-U.S. Holders that, except as otherwise specifically noted, will purchase the notes upon original issuance and will hold the notes as capital assets within the meaning of Section 1221 of the Code, which generally means property held for investment, and that are not excluded from the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus. This discussion does not address the tax consequences applicable to holders subject to Section 451(b) of the Code. This summary assumes that the issue price of the notes, as determined for U.S. federal income tax purposes, equals the principal amount thereof.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

U.S. Holders

The tax treatment of your notes is uncertain. The tax treatment of your notes will depend upon whether the notes are properly treated as variable rate debt instruments or contingent payment debt instruments. This in turn depends, in part, upon whether it is reasonably expected that the return on the notes during the first half of the notes’ term will be significantly greater or less than the return on the notes during the second half of the notes’ term. Based on our numerical analysis, we will take the position that it is not reasonably expected that the return on the notes during the first half of the notes’ term will be significantly greater or less than the return on the notes during the second half of the notes’ term. We will accordingly treat your notes as variable rate debt instruments for U.S. federal income tax purposes.

Except as otherwise noted below under “Alternative Treatments,” the discussion below assumes that the notes will be treated as variable rate debt instruments for U.S. federal income tax purposes. Under this characterization, interest on a note generally will be included in the income of a U.S. Holder as ordinary income at the time it is accrued or is received in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. Please see the discussion in the prospectus under the section entitled “U.S. Federal Income Tax Considerations— General —Consequences to U.S. Holders—Variable Rate Debt Securities” for a discussion of these rules.

Upon the sale, exchange, redemption, retirement, or other disposition of a note, a U.S. Holder will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, redemption, retirement, or other disposition (less an amount equal to any accrued interest not previously included in income if the note is disposed of between interest payment dates, which will be included in income as interest income for U.S. federal income tax purposes) and the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will be the cost of the note to such U.S. Holder. Any gain or loss realized on the sale, exchange, redemption, retirement, or other disposition of a note generally will be capital gain or loss and will be long-term capital gain or loss if the note has been held for more than one year. The ability of U.S. Holders to deduct capital losses is subject to limitations under the Code.

Alternative Tax Treatments. If it is determined that it is reasonably expected that the return on the notes during the first half of the notes’ term will be significantly greater or less than the return on the notes during the second half of the notes’ term, the notes should be treated as a debt instrument subject to special rules governing contingent payment debt instruments for U.S. federal income tax purposes. If the notes are so treated, a U.S. Holder would be required to accrue original issue discount every year at a “comparable yield” determined at the time of issuance. In addition, you would be required to construct a projected payment schedule for the notes and you would make a “positive adjustment” to the extent of any excess of an actual payment over the corresponding projected payment under the notes, and you would make a “negative adjustment” to the extent of the excess of any projected payment over the corresponding actual payment under the notes. Any gain realized by a U.S. Holder at maturity or upon a sale or exchange of the notes generally would be treated as ordinary income, and any loss realized at maturity or upon a sale or exchange of the notes generally would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount, and as capital loss thereafter.

It is also possible that the IRS could determine that the notes should be subject to special rules for notes that provide for alternative payment schedules if one of such schedules is significantly more likely than not to occur. If your notes are subject to those rules, you would generally be required to include the stated interest on your notes in income as it accrues even if you are otherwise subject to the cash basis method of accounting for tax purposes. The rules for notes that provide alternative payment schedules if one of such schedules is significantly more likely than not to occur are discussed under “U.S. Federal Income Tax Considerations—General—Consequences to U.S. Holders—Debt Securities Subject to Contingencies” in the accompanying prospectus.

Non-U.S. Holders

Please see the discussion under “U.S. Federal Income Tax Considerations—General—Consequences to Non-U.S. Holders” in the accompanying prospectus for the material U.S. federal income tax consequences that will apply to Non-U.S. Holders of the notes.

Backup Withholding and Information Reporting

Please see the discussion under “U.S. Federal Income Tax Considerations—General—Backup Withholding and Information Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on the notes.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.